EXHIBIT 10.03C

PERFORMANCE-BASED RESTRICTED SHARE AGREEMENT

This Agreement is made and entered into on (insert date of grant), between The E.W. Scripps Company (“Company”) and              (“Grantee”).

The parties agree as follows:

1. The Company hereby delivers to Grantee a performance-based award of Class A Common Shares of the Company, subject to the terms and conditions of this Agreement and of the Company’s 1997 Long-Term Incentive Plan (the “Plan”). All capitalized terms used and not defined herein shall have the meanings provided therefore in the Plan.

2. The maximum number of shares Grantee may earn pursuant to this Agreement is             . The performance measure is Cash Flow of the Company for (insert current fiscal year) (“insert current fiscal year Cash Flow”) compared to the Cash Flow budgeted for (insert current fiscal year). Cash Flow means operating cash flow. The Cash Flow budgeted for (insert current fiscal year) is $             (“Budgeted Cash Flow”). Shares will be earned under this award if (insert current fiscal year) Cash Flow is at least eighty percent (80%) of Budgeted Cash Flow. No shares will be earned if (insert current fiscal year) Cash Flow is less than 80% of Budgeted Cash Flow. The number of shares Grantee may earn hereunder if (insert current fiscal year) Cash Flow equals Budgeted Cash Flow is              (the “Target Award”). The actual number of shares to be earned hereunder shall be determined in accordance with Appendix I attached hereto.

3. During (insert current fiscal year), Grantee shall have no rights, as a shareholder or otherwise, with respect to shares that may be earned under this Agreement.

4. Any shares earned under this Agreement (“Earned Shares”) will vest in three installments, 25% on February 15, (one year after grant), 25% on February 15, (two years after grant), and 50% on February 15, (three years after grant). Grantee shall have the rights of a shareholder with respect to Earned Shares, whether vested or not, subject, with respect to unvested Earned Shares, to the Plan and the restriction on transfer and risk of forfeiture described herein.

5. If Grantee ceases to be an employee of the Company or any subsidiary thereof due to death, Disability or Retirement prior to the end of (insert current fiscal year), or if there is a Change in Control of the Company or the subsidiary employing Grantee prior to the end of (insert current fiscal year), Grantee (or his representative) shall receive, on or about February 15, (one year after grant), a certificate for such number of shares (if any) as he would have earned under this Agreement had he remained employed by the Company or such subsidiary for all of (insert current fiscal year). Any shares issued pursuant to this Section 5 shall be fully vested when issued.

6. All Earned Shares shall become fully vested upon the death, Disability or Retirement of Grantee or a Change in Control of the Company or the subsidiary employing Grantee.

7. Earned Shares that do not vest in accordance with this Agreement will be forfeited.

8. Earned Shares may not be sold, assigned, or transferred prior to vesting.

9. A bookkeeping account will be maintained by the transfer agent of the Company until such shares vest.

10. A certificate for Earned Shares will be delivered to Grantee immediately following vesting. The Company may require, as a condition of the delivery of the certificate, that Grantee sign such further documents as the Company reasonably determines to be necessary or appropriate to assure compliance with the requirements of federal and state securities laws.

11. The Company may require as a condition to the delivery of certificates for Earned Shares under this Agreement, that Grantee pay to the Company, in cash, any federal, state or local taxes of any kind required by law to be withheld with respect to delivery of such certificates. Grantee, at his discretion, may elect to pay such taxes with vested shares previously acquired by Grantee or Earned Shares which are deliverable to Grantee in connection with this award. The fair market value of Class A Common Shares withheld by the Company from this award or tendered to the Company for the satisfaction of such tax withholding obligations will be determined on the date such shares are withheld or tendered.

12. The terms and conditions contained in the Plan, as it may be amended from time to time in the future, are incorporated by reference into and made a part of this Agreement. All provisions of this Agreement are made subject to the terms of the Plan, as amended. In the event there is any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

13. This Agreement is governed by Ohio law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date noted above.

Appendix I

Performance-based Executive Long-Term Incentive Plan Restricted Stock Award

If 80% or more of Budgeted Cash Flow is achieved, the following percentages will be applied to the Target Award.

% Goal Attained	% of Target Award Earned
120% or more	150%
119%	146%
118%	143%
117%	140%
116%	137%
115%	134%
114%	131%
113%	128%
112%	125%
111%	122%
110%	119%
109%	117%
108%	115%
107%	113%
106%	111%
105%	109%
104%	107%
103%	105%
102%	103%
101%	101%
100%	100%
99%	95%
98%	90%
97%	85%
96%	80%
95%	75%
94%	70%
93%	65%
92%	60%
91%	55%
90%	50%
89%	47%
88%	44%
87%	41%
86%	38%
85%	35%
84%	32%
83%	29%
82%	26%
81%	23%
80%	20%

Appropriate proration will be made between brackets.